SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			SLOAN ELECTRONICS, INC. /DE/
		CENTRAL INDEX KEY:			0001022409
		STANDARD INDUSTRIAL CLASSIFICATION:	[]
		IRS NUMBER:				35-1990509
		STATE OF INCORPORATION:			DE
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		4/A
		SEC ACT:		1934 Act
		SEC FILE NUMBER:	000-28772
		FILM NUMBER:

	BUSINESS ADDRESS:
		STREET 1:		2527 Monterey St.
		CITY:			Sarasota
		STATE:			FL
		ZIP:			34231
		BUSINESS PHONE:		941-925-2286

	MAIL ADDRESS:
		STREET 1:		2527 Monterey St.
		CITY:			Sarasota
		STATE:			FL
		ZIP:			34231

REPORTING-OWNER:
COMPANY DATA:
	COMPANY CONFORMED NAME:			Aaron Tsai
	CENTRAL INDEX KEY:
	STANDARD INDUSTRIAL CLASSIFICATION:	 []
RELATIONSHIP: OTHER

FILING VALUES:
	FORM TYPE:		4/A

BUSINESS ADDRESS:
	STREET:                 1103 Landing Meadows Dr.
	CITY:			Henderson
	STATE:			KY
	ZIP:			42420
	BUSINESS PHONE:		502-826-6989

[DESCRIPTION]STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 4

/V/  Check this box if no longer                         OMB APPROVAL
     subject to Section 16,                          OMB NUMBER: 3235-0287
     Form 4 or Form 5                             EXPIRES: SEPTEMBER 30, 1998
     obligations may continue.                      ESTIMATED AVERAGE BURDEN
     See Instruction 1(b)                            HOURS PER RESPONSE 0.5


                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1.   Name and Address of Reporting Person*

     Aaron Tsai
     (Last)                         (First)                   (Middle)

     1103 Landing Meadows Dr.
     (Street)

     Henderson                        KY                        42420
     (City)                         (State)                     (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Sloan Electronics, Inc. and trading symbol "SLEL".

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     5/98

5.   If Amendment, Date of Original (Month/Year)

     12/97

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (   )  Director                              (   )  10% Owner
     (   )  Officer (give title below)            ( V )  Other (specify below)

     Former Officer and Director.

7.   Individual or Joint/Group Filing (Check Applicable Line)

     ( V )  Form filed by One Reporting Person
     (   )  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security                  2.  Transaction Date
    (Instr. 3)                             (Month/Day/Year)
- -------------------------------------  -----------------------
a.  Common Stock, par value $.001          05/01/1998
- -------------------------------------  -----------------------

b.  Common Stock, par value $.001          05/01/1998
- -------------------------------------  -----------------------

c.  Common Stock, par value $.001
- -------------------------------------  -----------------------

d.  Common Stock, par value $.001
- -------------------------------------  -----------------------

e.
- -------------------------------------  -----------------------

f.
- -------------------------------------  -----------------------

3.  Transaction      4.  Securities Acquired (A) or
    Code                 Disposed of (D)
    (Instr. 8)           (Instr. 3, 4 and 5)
- -----------------  -------------------------------------------
    Code       V        Amount       (A) or (D)      Price
- -------   -------  -------------  -------------  -------------
a. J                    100,000       A              $0.10
- -------   -------  -------------  -------------  -------------

b. J                    2,500         D              $0.00
- -------   -------  -------------  -------------  -------------

c.
- -------   -------  -------------  -------------  -------------

d.
- -------   -------  -------------  -------------  -------------

e.
- -------   -------  -------------  -------------  -------------

f.
- -------   -------  -------------  -------------  -------------


5.  Amount of Securities        6. Ownership Form:  7. Nature of Indirect
    Benificially Owned             Direct (D) or       Beneficial Ownership
    at End of Month                Indirect (I)
                                   (Instr. 4)          (Instr. 4)
    (Instr. 3 and 4)

- -----------------------------  ------------------  -----------------------
a.
- -----------------------------  ------------------  -----------------------

b.
- -----------------------------  ------------------  -----------------------

c.  819,917                      I                   See Explanation (3)
- -----------------------------  ------------------  -----------------------

d.  97,500                       D
- -----------------------------  ------------------  -----------------------

e.
- -----------------------------  ------------------  -----------------------

f.
- -----------------------------  ------------------  -----------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
If the form is file by more than one reporting person, see Instruction 4(b)(v).


FORM 4 (continued)  Table II - Derivative Securities Acquired, Disposed of,
                               or Beneficially Owned
                (e.g, puts, calls, warrants, options, convertible securities)

1. Title of     2. Conver-    3. Transac- 4. Transac-   5. Number of
   Derivative      sion or       tion        tion          Derivative
   Security        Exercise      Date        Code          Securities
   (Instr. 3)      Price         (Month/                   Acquired (A) or
                   of            Day/        (Instr. 8)    Disposed of (D)
                   Derivative    Year)                     (Instr. 3, 4 and 5)
                   Security                 -------------  --------------------
                                            Code     V        (A)       (D)                          (A)               (D)
- ------------  --------------  ----------  ----   ------  --------- ----------
a.
- ------------  --------------  ----------  ----   ------  --------- ----------

b.
- ------------  --------------  ----------  ----   ------  --------- ----------

c.
- ------------  --------------  ----------  ----   ------  --------- ----------

d.
- ------------  --------------  ----------  ----   ------  --------- ----------

e.
- ------------  --------------  ----------  ----   ------  --------- ----------

f.
- ------------  --------------  ----------  ----   ------  --------- ----------


6. Date Exercisable           7. Title and Amount of Underlying   8. Price of
   and Expiration                Securities                          Derivative
   Date                          (Instr. 3 and 4)                    Security
   (Month/Day/Year)                                                  (Instr. 5)

- ---------------------------  ---------------------------------
   Date           Expiration      Title           Amount or
   Exercisable    Date                            Number of
                                                  Shares
- --------------- -----------  -----------------  --------------  -------------
a.
- --------------- -----------  -----------------  --------------  -------------

b.
- --------------- -----------  -----------------  --------------  -------------

c.
- --------------- -----------  -----------------  --------------  -------------

d.
- --------------- -----------  -----------------  --------------  -------------

e.
- --------------- -----------  -----------------  --------------  -------------

f.
- --------------- -----------  -----------------  --------------  -------------

9. Number of         10. Ownership Form    11. Nature of
   Derivative            of Deriva-            Indirect
   Securities            tive                  Beneficial
   Beneficially          Security:             Ownership
   Owned at              Direct (D)            (Instr. 4)
   End of Month          or Indirect
   (Instr. 4)            (I) (Instr. 4)

-------------------  --------------------  -----------------
a.
-------------------  --------------------  -----------------

b.
-------------------  --------------------  -----------------

c.
-------------------  --------------------  -----------------

d.
-------------------  --------------------  -----------------

e.
-------------------  --------------------  -----------------

f.
-------------------  --------------------  -----------------


Explanation of Responses:

(1)  a. The shares were acquired as part of compensation for services.
(2)  b. Private transaction for services. Value not assessed.
(3)  d. Shares held by MAS Financial Corp.

/s/ Aaron Tsai                                           June 8, 1998
- ------------------------------                    ----------------------
** Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to resond unless the form displays a currently valid OMB Number.